Exhibit 99.1

American National Bankshares Inc Announces Board Leadership Succession, Board Nominees and Promotions

For more information, contact:

Jeffrey V. Haley
President & Chief Executive Officer
American National Bankshares Inc.
haleyj@amnb.com
434.773.2259

FOR IMMEDIATE RELEASE:

DANVILLE, VA, March 22, 2023 – American National Bankshares Inc. (the Company or American National) announced today the retirement of its Board Chair, new Board leadership and nominees, and executive promotions. After over 41 years on American National’s Board of Directors, Charles H. Majors will retire as a director and Chair of the Board of the Company and American National Bank and Trust Company (the Bank or American National Bank), effective at the conclusion of the Company’s Annual Meeting of Shareholders on May 16, 2023.

Jeffrey V. Haley will then assume the role of Chair of the Board of the Company and the Bank, while remaining as President and Chief Executive Officer. At the same time, Nancy Howell Agee will become Lead Independent Director, succeeding Michael P. Haley.

The Company’s Board of Directors has nominated Rickey J. Barker and Adrian T. Smith for election as new directors at the Annual Meeting. J. Nathan Duggins III and William J. Farrell II, who were appointed as directors by the Board in October 2022, have been nominated for new terms, as have the following directors whose current terms are expiring: Tammy Moss Finley, Dan M. Pleasant, and Joel R. Shepherd. Current directors whose terms do not expire and who will remain in office are: Nancy Howell Agee, Jeffrey V. Haley, Michael P. Haley, F.D. Hornaday, III, John H. Love, and Ronda M. Penn.

Jeffrey W. Farrar and Edward C. Martin have each been promoted to Senior Executive Vice President of the Company and the Bank, reporting directly to Jeffrey Haley. Management areas reporting to Farrar will include finance, operations, information technology, credit, and risk. Management areas reporting to Martin will include commercial and consumer banking, wealth management, human resources, and marketing. Both Farrar and Martin have more than 50 years of combined banking experience, with 10 of those years at American National.

In September 1981, Majors joined the Board as an independent director. At that time, he was President of Clement & Wheatley, a Danville law firm. In January 1993, he became an executive officer of the Company, initially as President, becoming Chief Executive Officer in 1994, Executive Chairman in 2013, and non-executive Chair of the Board of the Company and the Bank in 2015.

Jeffrey Haley became President of the Bank in 2010, President of the Company and Chief Executive Officer of the Bank in 2012 and, since January 1, 2013, President and Chief Executive Officer of the Company and the Bank.

Agee is the President and Chief Executive Officer of Carilion Clinic, a large healthcare organization based in Roanoke, Virginia. Formerly a director of HomeTown Bank and HomeTown Bankshares Corporation, she became a director of the Company and the Bank in 2019, upon the acquisition of the HomeTown entities. She is also a director of RGC Resources, Inc. and Healthcare Realty Trust Incorporated.

Barker, a resident of Danville, VA, is owner and President of Supply Resources, a tailor-made packaging supplier. He is currently a member of the Bank’s Virginia State Banking Board. Smith, a resident of Greensboro, NC, is the owner and Chief Executive Officer of Ice Management, Inc., owner/operator of McDonald’s franchises in North Carolina and Virginia. He is currently a member of the Bank’s North Carolina State Banking Board.

“I can’t thank Charley enough for his 41 years of service to American National,” stated Jeffrey Haley. “He was instrumental in ensuring a solid foundation for our Company and as his tenure draws to a close, we remain in a very strong position. I’m incredibly proud of him and the entire Board for the tremendous work that has been done with regards to our Company’s succession planning. I look forward to working with our new directors as we continue to grow and evolve this Company.”

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About American National Bankshares Inc.

American National is a multi-state bank holding company with total assets of approximately $3.0 billion. Headquartered in Danville, Virginia, American National is the parent company of American National Bank and Trust Company. American National Bank is a community bank serving Virginia and North Carolina with 26 banking offices. American National Bank also manages an additional $1.2 billion of trust, investment, and brokerage assets in its Wealth Division. Additional information about American National and American National Bank is available on American National's website at www.amnb.com.